Distributed Media Lab

Distributed Media Lab builds web technologies that aim to empower local news publishers and businesses, non-profit journalism organizations and national brand and performance marketers to potentially grow their audience by using the DML platform for content discovery, distribution and monetization.


distributedmedialab
Media Distribution for the Modern Web
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Invest

$99.16 minimum investment

DEADLINE: April 24, 2023

in 2 months

SHARE PRICE

$1.48

TOTAL RAISED

$0

VALUATION

$18,222,112

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Our Story

DML started in late 2017 with a mission to support quality original journalism by providing local news publishers and non-profit journalism organizations with new, immersive content experiences, expanded distribution, and revenue opportunities.

Customers include the Local Media Foundation, McClatchy Corporation, The Denver Post, The San Diego Union-Tribune, Dallas Morning News, Anchorage Daily News, Graham Media Group and many more local publishers and non-profit journalism organizations across North America.

Partnerships with leading industry associations supported by grant funding from Facebook, Google, Interledger Foundation and others help drive DML's growth.

Now, imminent changes to Google Chrome concerning user privacy driven by global consumer sentiment and growing government regulation is forcing marketers across all industries to change the way they reach scaled and relevant audiences. The DML platform which currently serves local and non-profit news organizations is optimized by design for the emerging privacy-centric web economy. With this foundation and driven by the emerging market demand for privacy-centric audience engagement, DML is now offering the platform to serve the $80B content marketing sector.

Initial clients for DML's branded content distribution include AARP, BioGen, Deloitte Consulting and others.

PROBLEM

There is no easy way for publishers and advertisers to share their content with large and relevant audiences across the open web.

As the dominant social platforms falter and Google proceeds toward implementing a more privacy centric web economy, we believe that traditional display advertising and social media are becoming less productive. These market trends push local news publishers and businesses as well as national brand and performance marketers to pursue consumer engagement with their own content on the open web.

Bringing that content to large audiences requires building direct partnerships with a multitude of publishers to access scaled and relevant audiences. Building those partnerships is extremely time-consuming and expensive.

SOLUTION

Distributed Media Lab aims to make it easy for everyone, from local news publishers and businesses to non-profit journalism organizations or national brand and performance marketers, to distribute their content in a way that can efficiently reach scaled and relevant audiences across the open web.

DML provides curated content collections via a simple embed code, like a YouTube embedded video, but for articles, videos and more.


SLATE
RIP, Oppy the Mars Rover
DIGIDAY
GDPR is leading to more second-party data deals
The Guardian
Emily's List believes we can radically shift US culture by electing more…
SPONSORED CONTENT
Zillow
This Historic Connecticut Home Once Hosted a Dancing George… Washington

When a user clicks on a collection, it opens a responsive desktop or mobile viewer. The collections can be a collection of articles, articles and a piece of sponsored or branded content or all branded content.


CALMATTERS
Donate
CALMATTERS EN ESPAÑOL
Opinión: Si votar por correo es el futuro de la votación, es maravilloso
BY GUEST COMMENTARY
NOVEMBER 16, 2020
I VOTED BY MAIL


LAS VEGAS REVIEW-JOURNAL
Raiders on verge of adding, cutting cornerbacks
By Vincent Bonsignore
Las Vegas Review-Journal
27 mins ago
The Raiders are shaking up their secondary.
COMMERCIAL BANKING
Dedicated Relationship Managers make Commercial Banking seamless
Learn more

Local publishers, advertisers and content teams can leverage the DML Creator Hub to curate collections and create the embed code; it also provides analytics.


DISTRIBUTED MEDIA LAB
Articles
REFRESH
50 articles currently configured, sorted by most recent.
To add a new Article, paste the url here
+ ADD ARTICLE
FEMA wants to fix building codes across the nation. Florida is already ahead of the pack
https://www.miamiherald.com/news/weather/hurricane/article261824265.html
NETWORKS: MCCLATCHY LMC THEMATCHUP DMLSPORTS
Inflation Reduction Act could help Central Florida coastal communities prepare for storms
https://www.clickorlando.com/news/local/2022/08/08/inflation-reduction-act-could-help-central-florida-coastal-communities-prepare-for-storms/
NETWORKS: GRAHAM-MEDIA LMC THEMATCHUP DMLSPORTS
Surprise climate change contributor: Retention ponds that reduce flooding
https://www.news4jax.com/news/local/2022/04/25/a-surprising-climate-change-contributor-retention-ponds-that-reduce-flooding/
NETWORKS: GRAHAM-MEDIA LMC THEMATCHUP DMLSPORTS
Mangroves vs. seawalls? Mix may be 'best of both worlds' to take on S. FL sea rise
https://www.miamiherald.com/news/local/environment/article259496044.html
NETWORKS: MCCLATCHY LMC THEMATCHUP DMLSPORTS
Think it's hotter when you walk the dog at night than you're used to? Here's why:
https://www.clickorlando.com/weather/2022/06/29/think-its-hotter-when-you-walk-the-dog-at-night-than-youre-used-to-heres-why/

Publishers use the DML Marketplace to discover collections available. They can embed collections on their site, providing curated content across multiple topics or paid content from corporate and foundation sponsors.


DISTRIBUTED MEDIA LAB
Products
Search Products
Popular Products
Active Aging
Auto Industry News
Finances FYI





BUSINESS MODEL

DML is a business-to-business company serving publishers and brands through multiple revenue models including subscription platform licensing, content production through DML's Content Studio and audience extension as a service through DML's Ad Operations unit.

> **The Content Marketing market is projected to grow by $487B from 2021 to 2026 with a CAGR of 15.8%, outpacing projected growth rates for standard digital display advertising and Search advertising.**
>
> ---
> *PR Newsire*

MARKET

DML provides a differentiated and compelling platform for publishers and brands engaged in digital content marketing.


Global Content Marketing Market 2022-2026
technavio
Market Segmentation by End-user - 2021
Retail
Automotive
Financial services
Telecom
Others
Key Region
Asia
Australia
One of the key drivers of the market will be the rise in the number of users on social media
CAGR of (2021-2026)
15.8%
2021 Base Year
2026 Final Year
$487.24 bn
Incremental Growth
(Base year - Final year)
One of the challenges impeding market growth would be fraud related to digital advertisements
17000+ Reports covering niche topics. Read them at TECHNAVIO.COM

Source

SUCCESS TO DATE

- **October 2017:** Co-founder and CEO, David Gehring, sold his last company to Google and negotiated in the acquisition the option for launching Distributed Media Lab as an independent technology startup.
- **April 2018:** Launched one of the first curated content collections powered by DML's platform on Noozhawk, an innovative local digital news media organization in Santa Barbara.
- **July 2018:** DML launched a series of experiments with publisher partners using the platform to drive greater engagement from social and email distribution.
- **October 2018:** Embedded midterm election collections on dozens of local news websites in California resulting in significant audience reach and engagement for critical content about Voting in the midterms.
- **August 2020:** Received a $2M grant from Interledger Foundation to build support for Web Monetization into the DML platform.
- **September 2020:** Acquired Wundervue LLC, bringing on a new Chief Revenue Officer and VP of Operations to build the DML local media business.
- **December 2020:** Launched The Branded Content Project to provide new revenue streams to local news publishers in partnership with the Local Media Association and the Local Media Consortium with multi-year funding from Facebook.
- **August 2021:** Closed DML's $2.45M Series Seed financing.
- **July 2022:** Launched the subscription platform, establishing a SaaS model for growing DML's business.
- **August 2022:** Launched branded content programmatic distribution for national brand and performance marketers targeting the $80B Content Marketing Market.

TEAM

Media + Tech is hard. Experience matters.



Dave Gehring
CEO // Cofounder

Previously an executive at YouTube, Google and The Guardian, Dave has a strong track record as an entrepreneur selling his last company to Google just before starting Distributed Media Lab with Sam Parnell.



Sam Parnell
Board Member // Cofounder

Sam is currently a Board member and formerly the founding CTO of Distributed Media Lab. Sam is still active as a mentor and strategist to DML. Previously, Sam was the CTO at Bleacher Report through their acquisition by CNN where he subsequently served as VP Engineering.



Katharina Borchert
Board Member

Katharina Borchert is a well traveled senior executive and entrepreneur across the media and technology industries. Currently the Founder of a health tech startup, Borchert previously served as Chief Innovation Officer for Mozilla and CEO of Spiegel Online in Germany.



Hannah Eaves
Head of Product

Hannah Eaves brings many years of product innovation and development to her role as Head of Product for DML. Hannah also serves the Gates Foundation as an expert in impact measurement, which are skills that also benefit DML's publisher and brand clients.



Jarrett Shaffer
VP Business Operations

Previously with the Dallas Morning News, Jarrett's team manages DML's operations across programmatic and direct distribution.



Kevin Gilbert
Senior Engineering Advisor

As Head of Engineering, Kevin brings years of innovation experience across a range of technologies from networks to infrastructure and the web.

USE OF PROCEEDS

If the offering's maximum amount of $690,661 is raised:

Use	Value	% of Proceeds
Employee Compensation / Salaries	$616,819	89.3%
Marketing	$20,000	2.9%
Technology / Software	$20,000	2.9%
Intermediary fees	$33,842	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Distributed Media Lab, Inc.. This offering must raise at least $10,000 by April 24, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Distributed Media Lab may issue additional securities to raise up to $690,661, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,778,901 shares
× $1.48 per share

$18,912,773 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Feb 22, 2023 • Primary offering of 466,663 shares at $1.48

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